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                   GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES
                                  EXHIBIT 12.1
   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set fourth below:

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                                                   QUARTER ENDED                    SIX MONTHS ENDED
                                 -------------------------------------------------  ---------------
                                 JUNE 30, MAR. 31,   DEC. 31,  SEPT. 30,  JUNE 30,     JUNE 30,
                                   2000     2000      1999       1999      1999      2000      1999
                                 -------  -------    -------    -------   --------  -------   -------
                                                               (IN MILLIONS)

Income before income taxes       $ 108.9  $ 98.1     $ 98.6    $ 103.3   $ 100.2    $ 207.0  $  168.9

Combined fixed charges and
  preferred stock dividends:
   Interest expense of
   deposits                        125.8   124.3      125.4      121.6     118.5      250.1     234.4
   Interest expense of
   long-term debt                    3.3     3.4        3.4        3.5       3.5        6.7       7.0
   Interest expense on
     guaranteed preferred
     beneficial interest in
     Company's junior
     subordinated debentures         4.5     4.6        4.6        4.6       4.6        9.1       9.2
   Appropriate portion (1/3)
   of rent expense                   1.7     1.7        2.1        1.9       1.9        3.4       3.7
Total combined fixed charges
  and preferred stock
  dividends                      $ 135.3 $ 134.0    $ 135.5    $ 131.6   $ 128.5    $ 269.3   $ 254.3
                                 ======= =======    =======    =======   =======    =======   =======
Total combined fixed charges
  and preferred stock
  dividends (excluding
  interest expense on
  deposits)                      $   9.5  $  9.7     $ 10.1     $ 10.0    $ 10.0     $ 19.2   $  19.9
                                 ======= =======    =======    =======   =======    =======   =======
Earnings before income taxes
  and combined fixed charges
  and preferred stock
  dividends                      $ 244.2 $ 232.1    $ 234.1    $ 234.9   $ 228.7    $ 476.3   $ 423.2
                                 ======= =======    =======    =======   =======    =======   =======
Ratio of earnings to
  combined fixed charges and
  preferred stock dividends
  (including interest
  expense on deposits)            1.80 x  1.73 x     1.73 x     1.78 x    1.78 x     1.77 x    1.66 x
                                 ======= =======    =======    =======   =======    =======   =======

Ratio of earnings to
  combined fixed charges and
  preferred stock dividends
  (excluding interest
  expense on deposits)           12.46 x 11.11 x    10.76 x    11.33 x   11.02 x    11.78 x    9.49 x
                                 ======= =======    =======    =======   =======    =======   =======

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